UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TRINITY MEDICAL GROUP USA, INC.
                 (Name of small business issuer in its charter)

Florida                                           8731                         68-0438943
(State or jurisdiction of                (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)           Classification Code Number)           Identification No.)

                          55 SHAVER STREET, SUITE 320
                          SAN RAFAEL, CALIFORNIA 94901
                                 (415) 256-1995

          (Address and telephone number of principal executive offices)
                     JAMES NAMNATH, CHIEF EXECUTIVE OFFICER
                         TRINITY MEDICAL GROUP USA, INC.
                           55 SHAVER STREET, SUITE 320
                          SAN RAFAEL, CALIFORNIA 94901
                                 (415) 256-1995

            (name, address and telephone number for Agent of Service)

                                    Copy to:
                             Christopher S. Auguste
                                Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                               Tel: (212) 704-6230
                               Fax: (212) 704-6288

 ------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


-----------------------------------------------------------------------------------------------------------------------
Tile of each                                           Proposed               Proposed
class of securities             Amount to Be       maximum offering       maximum aggregate           Amount of
to be registered                 Registered      price per Share (1)       offering price         registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Shares,                2,000,000(1)(2)           $4.25                $8,500,000              $2,244.00
Par Value $0.001
Common Shares,                  906,560(1)(3)           $4.25                $3,852,880              $1,017.48
Par Value $0.001
Common Shares,                  332,850(1)(4)           $4.25                $1,414,612                $373.45
Par Value $0.001
Common Shares,                  450,000(1)(5)           $4.25                $1,912,500                $504.90
Par Value $0.001
Common Shares,                   50,000(6)              $4.00                  $200,000                 $52.80
Par Value $0.001

(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of : (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; and
     (iii) the price of securities of the same class, as determined by Rule 457(c).
(2)  Represents shares to be issued from Registrant from time to time.
(3) Represents shares of common stock issuable upon the conversion of convertible notes payable.
(4) Represents shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock and issuable upon conversion of convertible preferred stock.
(5) Represents estimate of shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock and shares of common stock issuable upon the conversion of convertible promissory note.
(6) Represents shares of common stock issuable upon exercise of non-statutory stock options evidencing the right to purchase shares of common stock.

                -------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 20, 2000

                                   PROSPECTUS

                         TRINITY MEDICAL GROUP USA, INC.

                        3,739,410 SHARES OF COMMON STOCK

o Of the 3,739,410 shares of common stock offered hereby, 2,000,000 shares are being offered by us and 1,739,410 shares are being offered by the selling security holders. Prior to this offering, there has been a limited public market for the common stock.

o We may from time to time sell up to 2,000,000 shares of common stock, par value $.001. We will sell these shares of common stock directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these shares of common stock, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts.

o We will provide specific terms for the sale of the common stock in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

o 1,739,410 shares of common stock offered by this prospectus are being sold by the selling security holders listed in the section of this prospectus called "Selling Security Holders." We will not receive any proceeds from the sale of these shares, except as described below.

o An estimated 399,350 shares of the total 1,739,410 shares of common stock offered by the selling security holders are issuable upon the exercise of options or warrants that have been granted by the company. We will receive proceeds from the exercise of these options and warrants.

o Our common stock is traded on the Pink Sheet Service of the National Association of Securities Dealers under the symbol "TMGU." On October 13, 2000, the last reported sale price of our common stock on the Pink Sheet Service of the National Association of Securities Dealers was $5.00 per share.

                 -----------------------------------------------

         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                 -----------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 20, 2000.

                               TABLE OF CONTENTS

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                                                                                     PAGE
                                                                                     ----
About This Prospectus                                                                  5
Information Regarding Forward Looking Statements                                       5
Prospectus Summary                                                                     5
Risk Factors                                                                           8
Use of Proceeds                                                                       12
Determination of Offering Price                                                       13
Selling Security Holders                                                              14
Plan of Distribution                                                                  15
Legal Proceedings                                                                     18
Directors, Executive Officers, Promoters and Control Persons                          18
Security Ownership of Certain Beneficial Owners and Management                        20
Description of Securities                                                             20
Experts                                                                               21
Disclosure of Commission Position on Indemnification for Securities Act Liabilities   21
Organization within Last Five Years                                                   22
Description of Business                                                               22
Management's Discussion and Analysis or Plan of Operation                             24
Description of Property                                                               25
Certain Relationships and Related Transactions                                        26
Market for Common Equity and Related Stockholder Matters                              27
Executive Compensation                                                                28
Where You Can Find Additional Information                                             29
Financial Statements                                                                 F-1
Part II                                                                             II-1

                              ABOUT THIS PROSPECTUS

         Unless the context otherwise requires, the terms "we", "our", "us", "the company" and "Trinity" refer to Trinity Medical Group USA, Inc., a Florida corporation. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under the shelf process, we may sell shares of our common stock described in this prospectus in one or more offerings up to a total of 2,000,000 shares of common stock, and the selling security holders may sell up to 1,739,410 shares of common stock. This prospectus provides you with a general description of the common stock that may be offered by us or the selling security holders. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

         We provide information to you about this offering of shares of our common stock in this prospectus which describes the specific details regarding this offering. You should read this prospectus carefully before you invest. This document contains information you should consider when making your investment decision. REMUNE is a registered trademark of The Immune Response Corporation. Other copyrights, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains forward looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results may differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

THE COMPANY.

         Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. In December 1999, as the result of a reorganization, we became a Florida corporation. The company is an affiliate of Trinity Medical Group, Ltd., a Thailand company (http://www.trinitygroups/trinity medical/dsmb.htm). The Churdboonchart Trinity Trust owns approximately 70% of the company's common stock. The beneficiaries of The Churdboonchart Trinity Trust are also the majority owners of Trinity Medical Group, Ltd. We are a late development stage company with rights to market an HIV-Immunogen, also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus (HIV). REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

         Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a license and collaboration agreement dated September 15, 1995 with The Immune Response Corporation (NASDAQ: IMNR) to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation. Trinity Medical Group, Ltd. also entered into a stock purchase agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the stock purchase agreement, Trinity Medical Group, Ltd. was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment  license  or  approval  from the  governing  health  authority  of
Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of the company as a result of the collaboration and supply agreement and the assignment agreement between the company and Trinity Medical Group, Ltd.

         The company entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the collaboration and supply agreement, the company will pay Trinity Medical Group, Ltd. for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. During the nine month period ended September 30, 2000, the company paid Trinity Medical Group, Ltd. approximately $200,000 for costs incurred related to the research and development of the drug REMUNE. During the year ended December 31, 1999, the company paid Trinity Medical Group, Ltd. approximately $294,000 for costs incurred related to the research and development of the drug REMUNE. The company anticipates that Trinity Medical Group, Ltd. or Trinity Assets Company Limited, an affiliate of the company and Trinity Medical Group, Ltd., will incur approximately $500,000 of additional research and development costs during the third and fourth quarter of 2000 related to the drug REMUNE. The company will pay either of these companies for such costs incurred as required by the applicable collaboration and supply agreement or sublicense and supply agreement.

         The collaboration and supply agreement also provides that the company make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for the company not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. The company agreed to prepare and complete all necessary documentation required for registration of the company with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for the company being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its license and collaboration agreement and stock purchase agreement between it and The Immune Response Corporation, dated September 15, 1995, to the company no later than the first sale of the product after full regulatory approval in Thailand has been granted.

         The company and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the license and collaboration agreement and stock purchase agreement were assigned to the company. There was no accounting recognition by the company as a result of the transfer of the license and collaboration agreement and the related stock purchase agreement. The company intends to capitalize future specified payments required under the stock purchase agreement to an intangible asset (license technology) and to marketable securities, as appropriate.

         On August 4, 2000, we assigned through a sublicense and supply agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of the company and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. Two of the company's directors, Inthanom John Churdboonchart and Orranart Victoria Churdboonchart, are beneficial owners of the company's common stock and are shareholders of Trinity Assets Company Limited. The sublicense and supply agreement provides that the company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. The company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the sublicense and supply agreement, the company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

         In 1999, Dr. Vina Churdboonchart, principal investigator for Mahidol University, with the collaboration of researchers from five leading Thai universities, completed a Phase II double blind placebo controlled clinical trial of REMUNE in Thailand, the results of which were submitted to the Thailand National Committee on AIDS for review in March, 2000 and to Clinical Diagnostic Laboratory and Immunology Journal who published the results in the September 2000 issue, Vol.7, No.5, pages 728 to 733. In the clinical trial above, REMUNE was found to increase mean CD4+ cell counts, with increases in both cellular and humoral immune responses and stable viral load. A follow up study through eighty-eight (88) weeks showed a significant decrease of viral load in 30% of the subjects.

         On December 24, 1999, Mahidol University in Thailand applied for expanded testing of REMUNE with the Ministry of Public Health in Thailand. The extended project will be coordinated by Mahidol University with Dr. Vina Churdboonchart, principal investigator, in Bangkok, Thailand and will confirm the effectiveness of REMUNE and study the long term effects of REMUNE on up to 10,000 HIV infected individuals. This extended study of REMUNE is not connected to the request for full commercial approval to be presented to the Thai Food and Drug Administration.

         The results of the Phase II controlled trial were presented at the XIII International AIDS Conference in Durban, South Africa by Dr. Vina Churdboonchart, as the principal investigator at Mahidol University with the collaboration of researchers from five leading Thai universities. The results of the Phase II clinical trials in Thailand and other clinical trials using REMUNE as a treatment for slowing HIV-related disease progression are encouraging. The global burden of disease and death related to HIV is increasing at a rate unmatched by any other pathogen. At present, the most effective treatment for slowing HIV-related disease progression, antiretroviral medication requiring a daily multi-pill regime, is complicated to administer, requires close medical monitoring, is extremely costly, and can cause significant adverse effects. The study conditions of the clinical trials in Thailand allowed REMUNE to be assessed as a "mono-therapy", that is, without any other anti-viral drugs. REMUNE requires a minimum of a once a quarter (or more if needed) injection. As a result, REMUNE is both more economical and practical for populations such as in Thailand. As released by the Ministry of Public Health of Thailand, the official number of HIV infected people in Thailand is 1 million people. The estimate for Southeast Asia is approximately 9 million HIV-1 infected people. REMUNE is potentially a very cost effective therapy for the treatment of HIV among Thailand's poorest people.

         Our goal is to develop our initial product, REMUNE, so that it may be sold throughout our licensed territory. We intend to support the regulatory approvals and then distribute the product first in Thailand. We later intend to engage in sub-license and supply agreements with parties in our licensed territory countries who will carry out local regulatory requirements, distribution and product support for REMUNE. In Thailand, we have sub-licensed our rights to REMUNE to Trinity Assets Company Limited, an affiliate of the company and Trinity Medical Group, Ltd.

DEVELOPMENT OF IMMUNE-BASED THERAPY - REMUNE.

         REMUNE is designed to stimulate an HIV-infected individual's immune system to attack HIV, the virus that causes AIDS. We believe that results from previous clinical trials demonstrate that REMUNE significantly boosts HIV-specific immune responses and may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of anti-viral drugs.

         As mentioned above, the company and its affiliates completed Phase II clinical trials in Thailand where REMUNE was used as a sole treatment for individuals infected with HIV.

                                  RISK FACTORS

         In evaluating an investment in Trinity and its business, potential investors should carefully consider the following risk factors as well as other information set forth elsewhere in this registration statement which pertain to Trinity.

                       RISKS RELATING TO DISEASE TREATMENT

OUR SUCCESS IS DEPENDENT ON APPROVAL OF REMUNE BY THE THAI MINISTRY OF HEALTH OR FOOD AND DRUG ADMINISTRATION.

         The company or its affiliate, Trinity Assets Company Limited, has not yet submitted an application for an approval from the Thai Ministry of Health or Food and Drug Administration to market, distribute and manufacture REMUNE.

         Approval of REMUNE by the Thai Food and Drug Administration or Ministry of Public Health is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, REMUNE cannot be marketed, sold or manufactured in Thailand. We will be unable to generate any revenue in Thailand.

WE CANNOT SELL OR DISTRIBUTE REMUNE IN ANY OTHER COUNTRY IN OUR LICENSED TERRITORY UNLESS WE HAVE RECEIVED REQUIRED MARKETING APPROVAL FROM THE GOVERNING HEALTH AUTHORITY OF THAILAND.

         The license and collaboration agreement entered into between The Immune Response Corporation and Trinity Medical Group, Ltd. states that it, and as a result of the assignment of Trinity Medical Group, Ltd.'s rights to REMUNE to the company, we cannot sell or distribute REMUNE to any country in the licensed territory, excluding Thailand, unless we have previously received the required marketing approval for REMUNE from the governing health authority of Thailand and we have diligently commenced marketing REMUNE in Thailand. The license and collaboration agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the license and collaboration agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. The Immune Response Corporation and the company have since amended the license and collaboration agreement to extend the possible termination date to at least August 2001.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES MAY AFFECT OUR BUSINESS.

         The U.S. Food and Drug Administration may impose severe restrictions on the production of REMUNE in the U.S., thus making the current supplier of REMUNE, The Immune Response Corporation, incapable of supplying the product to us for distribution in Thailand. However, it is believed that the U.S. Food and Drug Administration will be constrained to do so only in the case of severe adverse effects found to be directly related to the vaccine.

OUR BUSINESS IS DEPENDENT ON THE TECHNOLOGY CONTINUING TO BENEFIT PATIENTS THAT USE IT.

         Our success will depend, in whole, upon the product continuing to benefit users as has been shown in clinical trials. HIV is among the greatest challenges that the medical community has had to deal with to date. The ability of this virus to mutate, and thereby defeat many forms of treatment, has already made a variety of therapies obsolete. While REMUNE has been designed to overcome the known defenses of the disease, it is not unreasonable that new or unknown antagonists may be found or introduced due to widespread use of the product or may begin to appear in the future rendering REMUNE obsolete.

OUR BUSINESS IS DEPENDENT ON THE TECHNOLOGY CONTINUING TO BE SAFE AND TOLERABLE TO THE PATIENTS THAT USE IT.

         Our success will depend, in large part, upon the product continuing to show wide safety margins and a low incidence of adverse side effects. The clinical trials to date suggest that no significant risks are associated with use of the product. However, clinical trials with hundreds or even thousands of subjects cannot predict with absolute certainty the existence of harmful or even fatal side effects on rare patients types or off-line usage that may result in harmful side effects including illness and even death that could expose us to liabilities. REMUNE is a killed vaccine. To date, in studies with other killed vaccine, no incidences of the vaccine becoming activated and causing severe or harmful effects has been reported.

WE RISK CAPACITY CONSTRAINTS FROM OUR SUPPLIER OF REMUNE.

         A key element of our strategy is to utilize the manufacturing capacity of the technology's supplier to meet our market demands. We have a contractual obligation with The Immune Response Corporation that they largely meet our requirements provided we forecast a six month horizon. Nonetheless, we will be adversely affected if for any reason the manufacturing facility experiences down time or the supplier does not fulfill its obligations. Since the facility has no history of volume production we cannot predict with absolute certainty that a consistent supply volume can be expected. Further, The Immune Response Corporation relies on a third party for the final inactivation step of the manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis, or that we or The Immune Response Corporation can establish other manufacturing capacity on a timely basis.

THE IMMUNE RESPONSE CORPORATION, REMUNE'S DEVELOPER, HAS NOT COMPLETED THE DEVELOPMENT OF REMUNE.

         The Immune Response Corporation, the developer of the REMUNE vaccine, will need significant additional research and development efforts in order to continue developing the therapy. The Immune Response Corporation has not completed the development of any products and there can be no assurance that any products will be successfully completed. The discontinuation of a Phase III trial of REMUNE due to lack of statistical difference between test and control groups, conducted in the United States, had a material adverse effect on The Immune Response Corporation. Since the discontinuation of The Immune Response Corporation's clinical endpoint study, Study 806, in May 2000, two significant events took place. First, the U.S. Food and Drug Administration agreed to revise its guidelines and allow measurements of viral load, or the amount of HIV in the bloodstream, for licensure of drug products for HIV-1, including REMUNE. Second, The Immune Response Corporation's REMUNE development partner, Agouron Pharmaceuticals, Inc., a wholly owned subsidiary of Pfizer, Inc., launched a multi-national pivotal registration trial under the revised guidelines that will test REMUNE's ability to suppress viral load by harnessing the body's normal protective response.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE.

         The biotechnology industry continues to undergo rapid change, and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by our supplier, The Immune Response Corporation. Although The Immune Response Corporation believes that there is a significant future market for therapeutics to treat HIV, The Immune Response Corporation anticipates that REMUNE will face intense and increased competition in the future. There can be no assurance that existing products or new products for the treatment of HIV developed by competitors will not be more effective or more effectively marketed and sold than REMUNE.

                RISKS RELATING TO OUR HISTORY AND FINANCING NEEDS

WE FACE RISKS FROM DOING THE MAJORITY OF OUR BUSINESS OUTSIDE OF THE UNITED STATES.

         We may be subject to direct regulation by several governmental agencies in Thailand in addition to regulations applicable to the development and marketing of pharmaceutical products. The application of new laws and regulations as well as political and economic events beyond our control may have a material adverse effect on our business. Present Thai law requires domestic pharmaceutical manufacturing and some aspects of sales and distribution be conducted by a Thai company. Thus, we would not be controlling final disposition of product nor would we be able to constantly monitor the local regulatory environment as a result of day to day business experience. We would be entrusting the local distributor in our licensed territory of Thailand to ensure compliance with all regulations and anticipate any changes required for continued success.

WE HAVE LIMITED OPERATING HISTORY.

         We have minimal operations, nominal assets and no revenues from operations. As a start-up business, we are subject to all the substantial risks inherent in the commencement of a new business enterprise with new management. There can be no assurance that we will be able to successfully generate revenues, operate profitably, or make any distributions to the holders of our securities. We have less than one year business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities. Any investment in our common stock should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. As we are a late stage development company, our prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a new business in any industry.

WE CURRENTLY HAVE LITTLE WORKING CAPITAL AND LIMITED SOURCES OF LIQUIDITY. WE WILL NEED ADDITIONAL FINANCING.

         The company requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, the company will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until the first quarter of 2001.

         We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We require substantial working capital to fund our business. We currently anticipate that the net proceeds from our sale of our shares of common stock covered by this prospectus, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period.

         Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of the company's common stock. The failure to raise any needed additional funds will likely have a material adverse effect on the company's business.

AFTER UTILIZING THE PROCEEDS FROM OUR SALE OF OUR SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS, WE WILL NOT GENERATE ANY INTERNAL CASH FLOW UNTIL THE FIRST QUARTER OF 2001.

         We do not currently have any revenues and our estimates indicate that we will not generate internal cash flows until at least the first quarter of 2001. As such, we may be required to raise additional funds prior to the end of the first quarter of 2001. As we do not have any external sources of funding, our inability to successfully implement our business strategy and to raise additional financing until the end of the first quarter of 2001 may compromise our ability to achieve our projected revenues. Furthermore, if we are required to raise additional funding, there is no assurance that we would be successful, the failure of which would have a material adverse effect on our business and operations.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS OF OUR SALE OF OUR SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS.

         All of the net proceeds from our sale of shares of our common stock will be available to fund development and for general corporate purposes. As of the date of this registration statement, we cannot specify with certainty the particular uses for the net proceeds to be received other than that they will be used as working capital and for construction of handling and manufacturing facilities and to meet specified potential obligations under the stock purchase agreement with The Immune Response Corporation. Accordingly, our management will have broad discretion in the application of the net proceeds. The failure of management to apply such funds effectively could have a material adverse effect on our business.

         Our current monthly operating overhead is approximately $65,000 which amount will increase if and as we expand our operations. Currently, we rely upon our current stockholders to lend money and fund our monthly operating overhead, as we have limited working capital. It should not be expected that we will receive funds from any of our affiliates until the first half of 2001.

AS A START-UP COMPANY, OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

         Based on our business and industry and as a start-up, we expect to experience significant fluctuations in the future quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect the quarterly operating results include:

         o government approvals and regulations that impede our ability to transport, sell and administer product;

         o        our ability to operate at favorable gross margins;

         o the acceptance of the product by administering physicians and patients may not meet expectations;

         o        payment of invoices by our overseas partner(s) or affiliates;

         o supply of product by the manufacturer is not fulfilled as expected;

         o        the  amount  and  timing  of   operating   costs  and  capital
                  expenditures relating to expansion of our business, operations and infrastructures;

         o        costs and delays in introducing REMUNE;

         o government regulations related to the shipment of drugs overseas;

         o our ability to develop an appropriate information technology system and infrastructure; and

         o general economic conditions, as well as those specific to Thailand and related industries.

         As a result of our limited operating history, it is difficult to accurately forecast our revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall.

WE HAVE  NOT  PAID  ANY  DIVIDENDS  AND DO NOT  ANTICIPATE  DOING SO IN THE NEAR
FUTURE.

         We have not paid any dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain earnings to fund our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the near future.

WE  ARE  CURRENTLY  CONTROLLED  BY  OUR  PRINCIPAL  STOCKHOLDERS,  OFFICERS  AND
DIRECTORS.

         The directors and executive officers beneficially own approximately 79% of the outstanding common stock of the company. As a result, the directors and executive officers could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the company.

WE LACK DISINTERESTED, INDEPENDENT DIRECTORS.

         Our directors have a direct financial interest in the company. While our management believes that the current directors will be able to exercise their fiduciary duties as directors, there may exist inherent conflicts of interest in the execution of their duties. The company intends to appoint independent directors in 2001 and subsequently create audit and compensation committees. We have authorized creation of a scientific advisory board and will be appointing members this year.

ALL MARKETING WILL BE DONE IN-HOUSE.

         We currently plan to market and promote our products in-house or through related parties or affiliates. While our officers and directors have prior promotional and marketing experience, there can be no assurances that our marketing strategies will be effectively instituted, or that these arrangements will result in sufficient revenues to produce net income.

OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL THE COMPANY.

         Our current stockholders have the voting power to elect all of the members of the Board of Directors and control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors may have no right or power to take part in the management or control of the business of the company, or the election of its officers or directors.
Accordingly, no person should invest in the company unless he is willing to entrust all aspects of control to the company's current management and to rely upon their abilities.

LIMITED MARKET FOR OUR SECURITIES.

         There is currently a limited market for our securities on the Pink Sheet Service of the National Association of Securities Dealers system and there can be no assurance that a broader market will ever develop. Accordingly, purchasers of our securities will be required to bear the economic consequences of holding such securities for an indefinite period of time. While there are not blanket exemptions for re-sales of unregistered securities of privately held companies, the SEC has promulgated Rule 144 that is generally applicable to the holders of restricted securities of companies whose securities are traded on a public market. However, there is currently a limited public market for our securities and there is no assurance that our securities will be traded on a broader public market.

         In general, Rule 144 provides, if certain conditions are met, that a person who has held restricted securities for at least one year may sell in brokerage transactions, during each three-month period thereafter, an amount equal to the greater of the average weekly trading volume of the common stock during the four calendar weeks immediately proceeding the sale, or 1% of our outstanding common stock, whichever is greater. Certain provisions of Rule 144 permit holders of restricted securities who have held their shares for more than two years to sell all their shares without regard to the volume limitations described above. Investors should not assume that they will be able to sell their company securities in brokerage transactions, if at all.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock being offered by any of the selling security holders. We anticipate receiving the net proceeds from the sale of the shares of common stock offered by us. Assuming all of the shares are purchased, we would use the net proceeds for general corporate purposes, including working capital, our stock purchase commitment with The Immune Response Corporation upon product approval and upon Trinity Assets Company Limited receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE, and expenses related to clinical trials. The stock purchase commitments with The Immune Response Corporation total $10 million. We intend to directly purchase, or lend capital to Trinity Assets Company Limited so they may purchase, plant, equipment and secure land leases in 2001 for a handling and storage facility in Thailand. The estimated cost of the facility is $12 million and will require six months to one year to construct. We plan to use proceeds from the sale of our common stock to fund a portion of the facility cost. We will also use the net proceeds from the sale of our common stock to fund research and development of our product, REMUNE, which we expect will be an additional $500,000. We will bear all expenses relating to this registration.

                         DETERMINATION OF OFFERING PRICE

         The offering price of the 2,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us.

         The offering price of the 1,739,410 shares being offered by the selling security holders has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of common stock which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

     Selling Security Holders                                               Number of Shares
     ------------------------                                               ----------------
     FIRST PRIVATE PLACEMENT--CONVERTIBLE NOTES, INCLUDES STOCK
     ISSUABLE RELATED TO ACCRUED INTEREST AND COMMISSIONS
     Alan Cornell                                                                53,986
     Patrick H. and Lee M. Miller                                               108,158
     Ken Leiner                                                                  27,082
     Meir Morag                                                                  26,740
     Gary Coover                                                                 26,733
     Marcaud Cook & CIE, SA                                                     108,932
     Robert Gibson                                                               13,377
     Grant Bettingen                                                             13,332
     Richard B. and Jacquelin Wasson                                             42,735
     Fred Buelow                                                                 15,982
     John Colwell                                                                21,622
     Wasson Family Trust                                                         43,616
     Andre Pringo                                                                 5,386
     Steve Shannon                                                               26,932
     Phillip Mirabelli                                                            5,351
     Richard Abbe                                                               108,849
     John Ogle                                                                   43,349
     Eric Weiss Charitable Remainder Unitrust                                    54,000
     Anthony Spaulding                                                            5,162
     John Shulman                                                                36,088
     John D. Shulman                                                              1,616
     Martin Vulliez                                                               5,327
     Jim Palmersheim                                                             26,637
     HR Granger                                                                  13,318
     Eastern Frontier                                                            54,000
     Black Hills Investment Corp.                                                 6,750
     John Colwell                                                                11,500
                                                                                 ------
         Subtotal                                                               906,560
                                                                                -------

     SECOND PRIVATE PLACEMENT--CONVERTIBLE PREFERRED STOCK,
     INCLUDES STOCK ISSUABLE RELATED TO COMMISSIONS
     Larry Berman                                                                34,000
     Karl Bratin                                                                  6,000
     Milan Bratin                                                                50,000
     Bob Brooks                                                                   8,000
     Bella Claravella                                                            10,000
     Gractia Chieffe                                                              4,000
     Edgar Orquiola                                                               4,000
     Michael Pallin                                                              16,000
     G Pjtrovic                                                                   6,000
     R Pjtrovic                                                                   6,000

     Don Swartz                                                                  14,000
     Charles H. Roeske                                                            6,000
     Torunn Curtis                                                                4,000
     James Garnett                                                               20,000
     John Gross                                                                  10,000
     Anthony Spaulding                                                            8,000
     Hilary Spaulding                                                             2,000
     Glen Anthony                                                                 2,000
     Cameron Harper                                                               2,000
     Steve Koppenjan                                                              5,000
     Kellie Mowdy                                                                 2,000
     Jens Pechbrenner                                                             4,000
     Richard Vane                                                                 2,000
     Chris Garife                                                                 2,000
     David Carroll                                                                6,000
     Scot Cohen                                                                  50,000
     Douglas Wasson                                                              12,000
     Thomas Wasson                                                                8,000
     Gaylord LLC                                                                  8,000
     Jean Mitchell                                                                4,000
     Great Lakes Radio                                                            2,000
     Salomon Grey                                                                 8,200
     Eastern Frontier                                                             2,500
     Black Hills Investment Corp.                                                 3,150
     John Colwell                                                                 2,000
                                                                                  -----
         Subtotal                                                               332,850
                                                                                -------

     THIRD PRIVATE PLACEMENT--CONVERTIBLE PROMISSORY NOTE

     RoyCap Inc.                                                                450,000
                                                                                -------

     NON-STATUTORY STOCK OPTIONS

     Gary E. Wilson (1)                                                          50,000
                                                                                 ------

         Total                                                                1,739,410
                                                                              =========

 (1)   Chief Financial Officer, Executive Vice President - Finance, Treasurer

                              PLAN OF DISTRIBUTION

         We are registering 2,000,000 shares of our common stock in contemplation of offering unrestricted common stock to the public. We are registering an additional 1,739,410 shares which were sold or granted to the selling security holders. The company will not receive any proceeds from the sale of the 1,739,410 shares attributed to the private placements or option grants.

GENERAL.

         We may sell up to 2,000,000 shares of our common stock through underwriters or dealers, through agents or directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

         The applicable prospectus supplement will describe the terms of the offering of the securities, including:

o        the name or names of any underwriters, if any;

o the purchase price of our common stock and the proceeds we will receive from the sale;

o any underwriting discounts and other items constituting underwriters' compensation;

o        any discounts or  concessions  allowed or reallowed or paid to dealers;
         and

o any securities exchange or market on which our common stock may be listed.

Only underwriters named in the prospectus supplement, if any, are underwriters of our common stock offered with the prospectus supplement.

USE OF UNDERWRITERS AND AGENTS.

         If underwriters are used in the sale, they will acquire our common stock for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of our common stock of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

         We may sell our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise our agent will act on a best-efforts basis for the period of its appointment.

         We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

SALE DIRECTLY TO PURCHASERS.

         We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of our common stock at a fixed price, based on the market price of the common stock or otherwise. Alternatively, such agreements may provide for the sale of common stock over a period of time by means of draw downs at our election which the purchaser would be obligated to accept under specified conditions. Under this form of agreement, we may sell common stock at a per share price which is discounted from the market price. Such agreements may also provide for sales of common stock based on combinations of or variations from these methods.

DEMAND UNDERWRITERS.

         In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of our common stock for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

INDEMNIFICATION AND OTHER RELATIONSHIPS.

         We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

DISTRIBUTION BY SELLING SECURITIES HOLDERS.

         The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

USE OF BROKERS AND DEALERS.

         The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

o        ordinary brokerage transactions and transactions in which the broker;

o        solicits purchasers; and

o        privately negotiated transactions.

         Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

DEEMED UNDERWRITERS.

         The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

TIMING OF SALE BY SELLING SECURITY HOLDERS.

         We have filed this registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

REGULATION M.

         We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

         There are no legal actions pending against us nor are any such legal actions contemplated.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Following are Directors and Officers:

Name                                                      Age                                 Position
----                                                      ---                                 --------
Arun Churdboonchart                                       59                    Chairman of the Board of Directors
Dr. Vina Churdboonchart                                   55                    President and Director
Inthanom John Churdboonchart                              33                    Director
Orranart Victoria Churdboonchart                          30                    Director
Dr. James S. Namnath                                      43                    Chief Executive Officer and Director
Gary E. Wilson                                            33                    Chief Financial Officer, Executive
                                                                                Vice President - Finance, Treasurer
Elizabeth Namnath                                         49                    Corporate Secretary

         MR. ARUN CHURDBOONCHART, age 59, is one of Thailand's most distinguished and recognized businessmen. He is a former member of the Thai National Senate and a co-chairman of Trinity Group: a diversified Thai corporation that owns extensive real estate, hotels, retail stores, and a Bangkok radio station. Prior to founding the Trinity Group companies, Mr.
Churdboonchart was the chairman of AC Machinery which started as a small supplier of engines and under his management became Bangkok's largest distributor of marine engine spare parts.

         Mr. Churdboonchart received a B.S. degree in Business Administration from California State University, Long Beach in 1970. Mr. Arun Churdboonchart is married to Dr. Vina Churdboonchart.

         DR. VINA CHURDBOONCHART, age 55, is among the most recognized female scientists and business persons in Thailand today. She is also a former member of the Thai Legislature and a former Thai Senate member. She is a founder of
Trinity Medical Group, Ltd., a Bangkok based privately held company which focuses on treating HIV and AIDS. Since 1971, she has been a member of the Faculty of Science, Mahidol University, which has two medical schools (Siriraj and Ramathibodi) with two university-affiliated hospitals. At Mahidol University, she has been the principal investigator of dengue hemorrhagic fever. Her research efforts have been supported and well recognized by the World Health Organization. She has many published studies, including breakthrough findings accepted in the Journal of AIDS and Vaccine Journal.

         Dr. Churdboonchart received her doctorate in Pathobiology in 1984. She received her bachelors degree from California State University, Long Beach in 1970. Dr. Vina Churdboonchart is married to Mr. Arun Churdboonchart.

         MR. INTHANOM JOHN CHURDBOONCHART, age 33, graduated from Gonzaga University in 1992 with a B.S. in Computer Aid Design. Mr. Churdboonchart also received a Mini Masters of Business Administration in Factory Management from Chulalongkorn University in 1996. Mr. Churdboonchart began his professional career assisting the Managing Director of Kaew Kanch Industry and Mining in 1994. He established AV Studio Company, Ltd. in 1995 and recently launched Discazine Company, Ltd. Mr. Churdboonchart has been Managing Director of Trinity Assets Company Limited since 1990.

         MS. ORRANART VICTORIA CHURDBOONCHART, age 30, graduated from Chulalongkorn University in 1991 with a B.A. Ms. Churdboonchart also received a Masters of Business Administration from Pepperdine University in 1995. She began her career assisting the Vice President of The Trinity Complex and is the Chief Financial Officer of Trinity Medical Group, Ltd. Ms. Churdboonchart established Learning Home International Kindergarten, which has recently expanded to a second branch.

         DR. JAMES S. NAMNATH, age 43, is an experienced senior executive of high technology companies. He has managed the U.S. portfolio of assets and operations for Trinity Medical Group, Ltd. since its inception. Dr. Namnath is the founder, Chairman of the Board, and Chief Financial Officer of JennerNet Software Company, an Internet focused provider of information systems to the personnel industry. Prior to starting his own corporate ventures, Dr. Namnath was a Senior Manager at Monsanto Company and Chevron Corporation. For over nine years he was the Principal Scientist and Manager of Product Chemistry for the Ortho and Roundup homeowner brands: products which have extensive government regulatory guidelines. He started his professional career with Lever Brothers and Cheeseborough-Ponds: leading consumer product companies where his patented breakthroughs formed the basis for major corporate ventures. It is estimated that his product inventions are a key part of products with annual retail sales of $3 billion. Dr. Namnath is an experienced computer programmer with over 25 years of experience and certifications in business and accounting systems.

         Dr. Namnath received his doctorate in Physical Chemistry in 1983 from the University of Southern California. He earned two bachelor degrees from the University of California, Santa Barbara in 1978.

         MR. GARY E. WILSON, CPA, age 33, graduated from the University of Michigan in 1991 with a B.A. in Economics, Business Administration and Accounting. Prior to joining the company, Mr. Wilson was a Senior Assurance Services Manager with Grant Thornton LLP where he served as an auditor and professional business advisor to publicly-held and privately-owned Manufacturing/Distribution, Life Sciences and High Technology companies. As a Senior Assurance Services Manager, he regularly advised senior management and various boards of directors on Best Business Practices, Inventory Management, Strategic Planning, Stock Option Plans, Financing Options and Solutions, Capital Market Transactions, Internal Controls and Accounting and Auditing matters.

         MS. ELIZABETH NAMNATH, age 49, is an experienced senior manager of international companies. She started and managed Maginet Corporation, a pay-per-view movie provider, in Singapore and Thailand. Establishing major operations in four cities throughout Southeast Asia, her management and leadership skills have made Maginet Corporation become the largest "On Command" movie provider. Prior to Maginet, she worked as General Manager for Trinity Hotel in Bangkok, Thailand. During her time as manager, Trinity
Hotel was recognized by Frommer Travel Guide as one of the best three-star hotels in Bangkok.

         Elizabeth received her B.A. degree in Communication with a Business Administration minor from California State University, Long Beach in 1974.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 12, 2000 by:

o each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

o        each of our directors and named executive officers; and

o        each of our directors and executive officers as a group.

                                           Number of Shares of Common
                                                    Stock                 Percentage of
Name of Beneficial Owners                     Beneficially Owned             Ownership
-------------------------                     ------------------             ---------
Churdboonchart Trinity Trust                       7,200,000                    70.4%
Account (1)

Trinity Partners Trust (2)                           400,000                     3.9

Dr. Vina Churdboonchart (3)                          450,000                     4.4

Elizabeth Namnath (4)                                 50,000                     0.5

Gary E. Wilson (5)                                    50,000                     0.5

Directors and Executive Officers as a
Group                                              8,150,000                    79.3

(1)  Beneficiaries  are  Chairman  Arun   Churdboonchart,   President  Dr.  Vina
     Churdboonchart, Director Inthanom John Churdboonchart and Director Orranart Victoria Churdboonchart
(2)  Beneficiary is Dr. James Namnath, CEO
(3)  President and Director
(4)  Corporate Secretary
(5)  Chief Financial Officer, Executive Vice President - Finance, Treasurer

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 50,000,000 shares of $.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. As of September 30, 2000, there were 10,226,000 shares of our common stock issued and outstanding. We are also authorized to issue 1,000,000 shares of preferred stock. We sold 158.5 units of our preferred stock during the nine months ended September 30, 2000. Each unit consisted of one hundred shares of the company's series A preferred stock and a non-callable common stock purchase warrant. Each preferred share was convertible, at the company's option, into 10 shares of the company's common stock, par value $0.001. Each of the warrants entitles the registered holder to purchase up to one thousand shares of the common stock at a price of $4.00 per share for a period of 24 months. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the owners of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after a provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.

DIVIDEND POLICY.

         We have never declared or paid a cash dividend on our common stock. We do not expect to pay cash dividends on our common stock in the near future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our future lenders, if any.

                                     EXPERTS

         The financial statements of the company as of December 31, 1999 and for the period from inception (September 28, 1998) to December 31, 1999 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

         Article X of our Certificate of Incorporation provides, among other things, that our officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of such directors duty of loyalty to us or our security holders;

         o for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

         o liability for unlawful payments of dividends or unlawful purchase or redemption by us; or

         o for any transaction from which such director derived any improper personal benefit.

         Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

         Section VII of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 607.0850 of the Florida Business Corporation Act.

INDEMNIFICATION AGREEMENTS.

         We will enter into indemnification agreements with each of our executive officers and directors. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interest. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. Following an Agreement for the Exchange of Common Stock between the company and August Project III Corp., a Florida corporation, on December 31, 1999, August Project issued to the company's shareholders 5,226,000 shares of its Common Stock in exchange for 100% of the outstanding shares of the company. In addition, shareholders of August Project sold 4,867,000 shares to the shareholders of the company in exchange for $175,000. Following the merger, the shareholders of the predecessor company owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project. August Project was the surviving corporation after the merger. Prior to the merger, August Project had been approved for listing on the National Quotation Service Pink Sheets with the following trading symbol: AUUK. On January 5, 2000, August Project changed its name to Trinity Medical Group USA, Inc.

                             DESCRIPTION OF BUSINESS

         Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. In December 1999, as the result of a reorganization, we became a Florida corporation. The company is an affiliate of Trinity Medical Group, Ltd., a Thailand company (http://www.trinitygroups/trinity medical/dsmb.htm). The Churdboonchart Trinity Trust owns approximately 70% of the company's common stock. The beneficiaries of The Churdboonchart Trinity Trust are also the majority owners of Trinity Medical Group, Ltd. We are a late development stage company with rights to market an HIV-Immunogen also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus (HIV). REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

         Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a license and collaboration agreement dated September 15, 1995 with The Immune Response Corporation (NASDAQ: IMNR) to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation. Trinity Medical Group, Ltd. also entered into a stock purchase agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the stock purchase agreement, Trinity Medical Group, Ltd. was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of the company as a result of the collaboration and supply agreement and the assignment agreement between the company and Trinity Medical Group, Ltd.

         The company entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the collaboration and supply agreement, the company will pay Trinity

Medical Group, Ltd. for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. During the nine month period ended September 30, 2000, the company paid Trinity Medical Group, Ltd. approximately $200,000 for costs incurred related to the research and development of the drug REMUNE. During the year ended December 31, 1999, the company paid Trinity Medical Group, Ltd. approximately $294,000 for costs incurred related to the research and development of the drug REMUNE. The Company anticipates that Trinity Medical Group, Ltd. or Trinity Assets Company Limited, an affiliate of the company and Trinity Medical Group, Ltd., will incur approximately $500,000 of additional research and development costs during the third and fourth quarter of 2000 related to the drug REMUNE. The company will pay either of these companies for such costs incurred as required by the applicable collaboration and supply agreement or sublicense and supply agreement.

         The collaboration and supply agreement also provides that the company make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for the company not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. The company agreed to prepare and complete all necessary documentation required for registration of the company with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for the company being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its license and collaboration agreement and stock purchase agreement between it and The Immune Response Corporation, dated September 15, 1995, to the company no later than the first sale of the product after full regulatory approval in Thailand has been granted.

         The company and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group Ltd.'s rights, title, and interests in the license and collaboration agreement and stock purchase agreement were assigned to the company. There was no accounting recognition by the company as a result of the transfer of the license and collaboration agreement and the related stock purchase agreement. The company intends to capitalize future specified payments required under the stock purchase agreement to an intangible asset (license technology) and to marketable securities, as appropriate.

         On August 4, 2000, we assigned through a sublicense and supply agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of the company and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. Two of the company's directors, Inthanom John Churdboonchart and Orranart Victoria Churdboonchart, are beneficial owners of the company's common stock and are shareholders of Trinity Assets Company Limited. The sublicense and supply agreement provides that the company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. The company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the sublicense and supply agreement, the company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

         In 1999, Dr. Vina Churdboonchart, principal investigator at Mahidol University, with the collaboration of researchers from five leading Thai universities, completed a Phase II double blind placebo controlled clinical trial of REMUNE in Thailand, the results of which were submitted to the Thailand National Committee on AIDS for review in March, 2000 and which were published in Clinical Diagnostic Laboratory and Immunology Journal on September 2000, Vol.7, No.5, pages 728 to 733. In the clinical trial above, REMUNE was found to increase mean CD4+ cell counts, with increases in both cellular and humoral immune responses and stable viral load. A follow up study through eighty-eight
(88) weeks showed a significant decrease of viral load in 30% of the subjects.

         On December 24, 1999, Mahidol University in Thailand applied for expanded testing of REMUNE with the Ministry of Public Health in Thailand. The extended project will be coordinated by Mahidol University with Dr. Vina Churdboonchart, principal investigator, in Bangkok, Thailand and will confirm the effectiveness of REMUNE and study the long term effects of REMUNE on up to 10,000 HIV infected individuals. This extended study of REMUNE is not connected to the request for full commercial approval to be presented to the Thai Food and Drug Administration.

         The results of the Phase II controlled trial were presented at the XIII International AIDS Conference in Durban, South Africa by Dr. Vina Churdboonchart, as the principal investigator at Mahidol University with the collaboration of researchers from five leading Thai universities. The results of the Phase II clinical trials in Thailand and other clinical trials using REMUNE as a treatment for slowing HIV-related disease progression are encouraging. The global burden of disease and death related to HIV is increasing at a rate unmatched by any other pathogen. At present, the most effective treatment for slowing HIV-related disease progression, antiretroviral medication requiring a daily multi-pill regime, is complicated to administer, requires close medical monitoring, is extremely costly, and can cause significant adverse effects. The study conditions of the clinical trials in Thailand allowed REMUNE to be assessed as a "mono-therapy", that is, without any other anti-viral drugs. REMUNE requires a minimum of a once a quarter (or more if needed) injection. As a result, REMUNE is both more economical and practical for populations such as in Thailand. As released by the Ministry of Public Health of Thailand, the official number of HIV infected people in Thailand is 1 million people. The estimate for Southeast Asia is approximately 9 million HIV-1 infected people. REMUNE is potentially a very cost effective therapy for the treatment of HIV among Thailand's poorest people.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion should be read in conjunction with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of those discussed in "Risk Factors" and elsewhere in this prospectus.

PLAN OF OPERATION

         We have minimal operations, nominal assets and no revenues from operations. We have less than one year business history. Our estimates indicate that we will not generate internal cash flows until at least the first quarter of 2001. As such, we may be required to raise additional funds prior to the end of the first quarter of 2001. As we do not have any external sources of funding, our inability to successfully implement our business strategy and to raise additional financing by the end of the first quarter of 2001 may compromise our ability to achieve our projected revenues.

         Our goal is to develop our initial product, REMUNE, so that it may be sold throughout our licensed territory. We intend to support the regulatory approvals and then distribute the product first in Thailand. We later intend to engage in sub-license and supply agreements with parties in our licensed territory countries who will carry out local regulatory requirements, distribution and product support for REMUNE. In Thailand, we have sub-licensed our rights to REMUNE to Trinity Assets Company Limited, an affiliate of the company and Trinity Medical Group, Ltd.

         The company requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, the company will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until the first quarter of 2001. For the nine months ended September 30, 2000, we have used approximately $750,000 of cash in our operations. This cash was provided by financing activities which included the sale of convertible notes payable and convertible preferred stock. The cash used in operations related primarily to officer salaries and director expenses and to pay our affiliates for expenses incurred related to the research and development of our product, REMUNE. We also expect to incur approximately $500,000 in expense related to the research and development of our product, REMUNE, during the third and fourth quarter of 2000. Our current monthly operating overhead is approximately $65,000 which amount will increase if and as we expand our operations. Currently, we rely upon our current stockholders to lend money and fund our monthly operating overhead, as we have limited working capital.

         We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We require substantial working capital to fund our business. We currently anticipate that the net proceeds from our sale of our shares of common stock covered by this prospectus, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds.

         We, through our sub-licensee, Trinity Assets Company Limited, intend to secure regulatory approval for the sale of REMUNE in Thailand during the calendar year 2001. Our affiliated researchers have concluded a Phase II clinical study in Thailand of about 300 individuals infected with HIV and continue to analyze the study group. The results of this study were presented at five major scientific conferences in 2000: at the UN/WHO AIDS conference in Geneva, Switzerland, the UCLA AIDS Conference held in Palm Springs, California, the 5 Asia-Pacific Congress of Medical Virology in Bali, Indonesia, the First International Conference of Vaccine Development and Immunotherapy in HIV, Florida, USA and the XIII International AIDS Conference in Durban, South Africa. We believe we now have the necessary technical support for full regulatory approval and through our Thai affiliate, Trinity Assets Company Limited, will be submitting an application for commercialization of REMUNE to the Thai regulatory officials. Upon sufficient capitalization, we intend to directly purchase, or lend capital to Trinity Assets Company Limited so they may purchase, plant, equipment and secure land leases in 2001 for a handling and storage facility in Thailand. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost of the facility is $12 million and will require six months to one year to construct. The capital for this project would be provided by product revenue and the sale of shares of capital stock, issuance of debt or financing by a banking institution. We intend to increase our employment base in the first quarter of 2001. We intend to add clinical study supervisors, engineering consultants and additional directors during the first quarter of 2001. From its present level of 3 employees, we estimate having about 10 employees by the end of the first quarter of 2001.

         As of the date of this registration statement, we cannot specify with certainty the particular uses for the net proceeds to be received other than that they will be used to fund product development and construction of handling and manufacturing facilities, to provide working capital, and to meet specified potential obligations under the stock purchase agreement with The Immune Response Corporation.

                             DESCRIPTION OF PROPERTY

         We own no real property. We currently lease executive and administrative offices at 3753 Howard Hughes Parkway, Las Vegas, NV 89109 until December 31, 2000. The company does not intend to renew this lease. We currently lease those facilities from Vantas Corp. We will also lease executive and administrative offices beginning December 1, 2000 at 30021 Tomas, Suite 300, Rancho Santa Margarita, CA 92688. We will lease those facilities from American Office Centers, L.L.C.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Churdboonchart Trinity Trust owns approximately 70% of the company's common stock. The beneficiaries of The Churdboonchart Trinity Trust are also the majority owners of Trinity Medical Group, Ltd. During the nine month period ended September 30, 2000, the company paid Trinity Medical Group, Ltd. approximately $200,000 for costs incurred related to the research and development of the drug REMUNE. During the year ended December 31, 1999, the company paid Trinity Medical Group, Ltd. approximately $294,000 for costs incurred related to the research and development of the drug REMUNE. The Company anticipates that Trinity Medical Group, Ltd. or Trinity Assets Company Limited will incur approximately $500,000 of additional research and development costs during the third and fourth quarter of 2000 related to the drug REMUNE. The company will pay either of these companies for such costs incurred as required by the applicable collaboration and supply agreement or sublicense and supply agreement.

         Trinity Assets Company Limited is related through common ownership. Two of the company's directors, Inthanom John Churdboonchart and Orranart Victoria Churdboonchart, are beneficial owners of the company's common stock and are shareholders of Trinity Assets Company Limited. On August 4, 2000 the company entered into a sublicense and supply agreement with Trinity Assets Company Limited, which assigned the sales, distribution, potential manufacturing and marketing rights of REMUNE in Thailand to Trinity Assets Company Limited. The agreement provides that the company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. The company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the sublicense and supply agreement, the company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

         The company entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the collaboration and supply agreement, the company will pay Trinity Medical Group, Ltd. for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

         The collaboration and supply agreement also provides that the company make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for the company not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. The company agreed to prepare and complete all necessary documentation required for registration of the company with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for the company being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its license and collaboration agreement and stock purchase agreement between it and The Immune Response Corporation, dated September 15, 1995, to the company no later than the first sale of the product after full regulatory approval in Thailand has been granted.

         The company and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the license and collaboration agreement and obligations under the stock purchase agreement with The Immune Response Corporation were assigned to the company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         The principal United States market in which our common stock is and has been traded is the Pink Sheet Service of the National Association of Securities Dealers. Our common stock began trading in July 2000 under the symbol TMGU. Firms making a market in Trinity common stock include Knight Trading and Salomon Grey. We intend to apply for listing of our shares of common stock on the Over the Counter Bulletin Board when this registration statement becomes effective. Further, we intend to apply for listing on the NASDAQ Small Cap or National Market when we meet the necessary listing requirements.

         On September 30, 2000, there were approximately 50 holders of record of our common stock. This number does not include any adjustment for stockholders owning Trinity common stock in street name. The stock transfer records of the corporation indicate that, as of September 30, 2000, there were 10,226,000 common shares outstanding. We have never paid dividends, and we do not anticipate paying any dividends in the near future; instead, we intend to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business. As well as being regulated at the federal level by the Securities Exchange Act of 1934, the sale and resale of our common stock is regulated at the state level through the Blue Sky laws. Our common stock is listed on Pink Sheet Service of the National Association of Securities Dealers under the trading symbol TMGU and this offering has been the subject of a federally qualified registration statement, but the common stock still might not be salable by the resident of a state in which we have not met the applicable Blue Sky requirements. Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks - especially "penny stocks" and others with inadequate levels of public disclosure, low or suspiciously volatile prices, or market makers of less than sterling reputation. There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain low-priced stocks like Trinity's. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in these "penny stocks". Generally speaking, "penny stocks" are equity securities with a price of less than $5 per share, other than securities listed on certain national exchanges, or quoted on the National Association of Securities Dealers Automated Quotation system, provided that current price and volume information with respect to transactions in such securities is provided by such exchange or system. If our common stock meets the definition of a "penny stock", before executing a transaction not otherwise exempt, a broker-dealer must do the following:

o Deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.

o Provide the customer with bid and offer quotations for our common stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

o Make a special, written determination that our common stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock if it is or becomes subject to the penny stock rules. If our common stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell their the stock in their units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off such transactions, a shareholder might find it hard to get a broker to execute trades of our common stock.

                             EXECUTIVE COMPENSATION

                                                           ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                                           -------------------                       ----------------------
                                                Other        Restricted      Securities     LTIP
                                                Annual       Stock           Underlying     Options/SARs   All Other    Compensation
                         Year        Salary($)  Bonus ($)    Compensation($) Award(s) ($)   (#)            Payouts ($)  ($)

Dr. James S. Namnath     2000        $300,000       $0             -               -              -             -            -
CEO

         The company has an employment agreement with Dr. James S. Namnath (shareholder, CEO and Director), whereby he will serve as the company's Chief Executive Officer. The agreement expires on December 31, 2000. The agreement specifies that Dr. Namnath's employment would be conducted under contract services with his present employer, NotesETC, Inc. until the company begins sale of REMUNE, its shares of common stock have been approved for trading in the equity markets or the company becomes a reporting company under U.S. securities laws. At such time, he would be directly employed by the company on a full time basis.

         Because the company has become a reporting company, Dr. Namnath has now become employed, as CEO, on a full time basis. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file reports relating to the company with the Securities and Exchange Commission. You can read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

                              FINANCIAL STATEMENTS

FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS OF DECEMBER 31, 1999 AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 28, 1998) TO DECEMBER 31, 1999.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..............................................................F-2

FINANCIAL STATEMENTS

                  BALANCE SHEET.................................................................................F-3

                  STATEMENT OF OPERATIONS.......................................................................F-4

                  STATEMENT OF STOCKHOLDERS' DEFICIT............................................................F-5

                  STATEMENT OF CASH FLOWS.......................................................................F-6

                  NOTES TO FINANCIAL STATEMENTS.................................................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Trinity Medical Group USA, Inc.

We have audited the accompanying balance sheet of Trinity Medical Group USA, Inc. (a company in the development stage) as of December 31, 1999, and the related statement of operations, stockholders' deficit and cash flows for the period from inception (September 28, 1998) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Medical Group USA, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (September 28, 1998) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is not yet generating revenues and, as shown in the financial statements, has incurred losses in its development stage. Also, as discussed in Note D, the Company has incurred substantial obligations and will need to raise additional capital to complete its development activities. These factors, among others as discussed in Note D, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GRANT THORNTON LLP

Irvine, California
February 11, 2000

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                                  BALANCE SHEET

                                December 31, 1999

                                     ASSETS

Current Assets
     Cash and cash equivalents                                                             $            171,485
     Subscription receivable from founding shareholders                                                   9,600
     Income tax refund receivable                                                                        18,951
                                                                                           ------------------------------
                  Total assets                                                             $            200,036
                                                                                           ==============================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
     Accounts payable                                                                      $             10,343
     Accrued liabilities                                                                                 84,595
                                                                                           ------------------------------
                  Total current liabilities                                                              94,938

Convertible notes payable                                                                               732,500

Commitments and Contingencies                                                                              _

Stockholders' deficit:
     Common Stock, $0.001 par value, 50,000,000 shares authorized,
         10,226,000 shares issued and outstanding                                                        10,226
     Additional paid-in capital                                                                         228,574
     Deficit accumulated during the development stage                                                  (866,202)
                                                                                           ------------------------------
                  Total stockholders' deficit                                                          (627,402)
                                                                                           ------------------------------

                  Total liabilities and stockholders' deficit                              $            200,036
                                                                                           ==============================

         The accompanying notes are an integral part of this statement.


                                    TRINITY MEDICAL GROUP USA, INC.
                                  (a company in the development stage)

                                        STATEMENT OF OPERATIONS

                      Period From Inception (September 28, 1998) to December 31, 1999

Operating expenses:
     Research and development                                                              $           (294,000)
     General and administrative
         Acquisition costs                                                                             (404,200)
         Administrative costs                                                                           (71,990)
         Marketing costs                                                                                (78,250)
                                                                                           ------------------------------
                  Total operating expenses                                                             (848,440)
                                                                                           ------------------------------

Other income (expense):
     Interest income                                                                                      2,028
     Interest expense                                                                                   (11,345)
     Loss on sale of investments                                                                         (8,445)
                                                                                           ------------------------------
                                                                                                        (17,762)
                                                                                           ------------------------------
                  Net Loss                                                                 $           (866,202)
                                                                                           ==============================

Basic and diluted loss per common share                                                    $              (0.08)
                                                                                           ==============================

Basic and diluted weighted average common shares outstanding                                         10,226,000
                                                                                           ==============================

         The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

         Period From Inception (September 28, 1998) to December 31, 1999

                                                                                             Deficit
                                                                                           Accumulated
                                                                           Additional      During the
                                                 Common Stock               Paid-in        Development
                                            Shares          Amount          Capital           Stage                Total
                                        --------------- ---------------- --------------- ----------------     ---------------
Balance at inception                     $         --   $          --    $          --   $         --         $         --
Common stock issued to founding
  shareholders                              9,600,000           9,600               --             --                9,600
Common stock issued for services              493,000             493          228,707             --              229,200
Common stock issued to various
  shareholders in connection with
  August Project III merger                   133,000             133             (133)            --                  --
Net Loss                                           --              --               --      (866,202)             (866,202)
                                        --------------- ---------------- --------------- ----------------   ---------------
Balance, December 31, 1999                 10,226,000   $      10,226    $     228,574   $  (866,202)     $       (627,402)
                                        =============== ================ =============== ================   ===============

         The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                             STATEMENT OF CASH FLOWS

         Period From Inception (September 28, 1998) to December 31, 1999

Cash flows from operating activities:
     Net loss                                                                           $          (866,202)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Stock issued for services                                                                  229,200
         Loss on sale of investments                                                                  8,445
         Changes in assets and liabilities:
                  Income tax refund receivable                                                      (18,951)
                  Accounts payable                                                                   10,343
                  Accrued liabilities                                                                84,595
                                                                                        -----------------------
                           Net cash used in operating activities                                   (552,570)
                                                                                        -----------------------

Cash flows from investing activities:
     Purchases of investments                                                                       (69,330)
     Proceeds from sale of investments                                                               60,885
                                                                                        -----------------------
                           Net cash used in investing activities                                     (8,445)
                                                                                        -----------------------
Cash flows provided by financing activities:
     Issuance of convertible notes payable                                                          732,500
                                                                                        -----------------------
Net increase in cash and cash equivalents                                                           171,485
Cash and cash equivalents - at inception                                                                 --
                                                                                        -----------------------
Cash and cash equivalents - December 31, 1999                                           $           171,485
                                                                                        ======================
Non-cash investing and financing activities:
     Issuance of common stock to founding shareholders in exchange for
         subscription receivable                                                        $             9,600
                                                                                        ======================

          The accompanying notes are an integral part of this statement.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all money market funds and demand deposits with original maturities of ninety days or less to be cash equivalents.

Cash equivalents consist of money market folds whose fair value approximates cost and are readily redeemable.

Income Taxes

Deferred tax assets and liabilities arc recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Research and Development Costs

The Company incurred costs in the research and development of a drug therapy, REMUNE. These costs were incurred for Phase I and II clinical trials of REMUNE in Thailand. Such costs are charged to expense as incurred. See Note I.

Stock-Based Compensation

Stock-based compensation issued to non-employees is recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

The Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31,1999. The Company's financial instruments at December 31,1999 consist of cash and cash equivalents, accounts payable, accrued liabilities and convertible notes payable. These financial instruments approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization, or, with respect to the convertible notes payable, based on current rates available to the Company.

Earnings per share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the conversion of notes payable and exercise of stock options and warrants, are included in the computation of diluted net loss per share to the extent such shares are dilutive.

The  Company  has  excluded  732,500   potentially   dilutive  shares  from  the
calculation  of  diluted  loss  per  common  share,   as  the  effect  would  be
antidilutive.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999
Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and assumptions.

NOTE B - COMPANY BACKGROUND

Trinity Medical Group USA, Inc. (the "Company" or "TMGUSA") was incorporated in the State of Delaware in September 1998. TMGUSA reincorporated in Nevada in November of 1999. In December 1999, as the result of a reorganization (see Note
C), the Company became a Florida corporation. Although the Company was formed and incorporated as a Delaware Corporation on September 28, 1998, the Company had no capital transactions or operating activities of any significance between September 28,1998 and December 31,1998. Accordingly, separate financial statements as of December 31,1998 were not considered necessary.

TMGUSA is a development stage company with potential rights to market a drug treatment, "REMUNE", designed for people infected with the Human Immunodeficiency Virus (HIV) and afflicted with Acquired Immunodeficiency Syndrome (AIDS). The Company is an affiliate of Trinity Medical Group, Ltd. ("TMG"), which is based in Bangkok, Thailand and is owned by the majority shareholders of the Company. As further explained below, TMG currently owns the rights to produce and sell REMUNE in Thailand, Philippines, Malaysia, Indonesia, Singapore, Cambodia, Sri Lanka, Vietnam, Burma and Laos upon approval by the governments of these countries. The Company has an option to acquire all of TMG rights to develop and commercialize REMUNE in the aforementioned Asian countries. See Note D.

On September 15, 1995, TMG obtained the rights to produce and sell REMUNE in ten Asian countries via a License and Collaboration Agreement with The Immune Response Corporation (NASDAQ:IMNR). On the same day, TMG entered into a Stock Purchase Agreement with The Immune Response Corporation. Per the agreement, TMG purchased 333,334 shares of The Immune Response Corporations stock at $15 per share on April 30, 1996. TMG is further obligated to purchase an additional 333,333 shares of The Immune Response Corporation's stock at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. TMG is further obligated to purchase another 333,333 shares of The Immune Response Corporation's stock at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE.

If TMG does not receive the required marketing approval from the governing health authority of Thailand by December 31, 2000, The Immune Response Corporation may terminate the aforementioned agreements.

NOTE C - REORGANIZATION

In December 1999, TMGUSA entered into a merger agreement to acquire all of the outstanding common stock of August Project III Corporation, a Florida corporation, in a transaction described as a "reverse merger". The merger became effective on December 31, 1999. August Project III Corporation was the surviving legal entity after the merger but TMGUSA remains the accounting acquirer. The merger was accounted for as a recapitalization of TMGUSA. In January 2000,

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999

August Project III  Corporation  changed its name to Trinity  Medical Group USA,
Inc.

As part of the reorganization and merger agreement, August Project III Corporation issued 5,226,000 common shares to the shareholders of TMGUSA in exchange for all of the outstanding common shares of TMGUSA. TMGUSA common shares were subsequently cancelled. Following the merger, certain original shareholders of August Project III Corporation sold 4,867,000 common shares to the Company in exchange for $175,000. The Company has recorded the acquisition cost of $175,000 as an expense in 1999. Following the merger, the original shareholders of TMGUSA own a total of 10,093,000 shares of August Project III Corporation or 98.69% of the total 10,226,000 outstanding shares.

NOTE D - GOING CONCERN

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has not generated any revenues and, at December 31,1999, has accumulated losses during the development stage amounting to $866,202 and, in 1999, used $552,570 of cash in its operations. As mentioned in Note B, the drug therapy REMUNE, which the Company has potential rights to market, must under go several phases of trial testing before approval of the drug by the Thailand government can be obtained and significant commercialization of the drug can occur. This additional testing will require significant additional financing.

Upon becoming a reporting company under United States securities laws, the Company intends to acquire, in the near term, the rights to REMUNE and assume the related obligations specified under the Stock Purchase Agreement from TMG (see also Note I). The Company intends to market REMUNE in the countries where it has the rights through partner or affiliated firms which will carry out the local regulatory requirements, distribution, and product support. The Company intends to finance the aforementioned activities through a secondary offering for between $15,000,000 and $20,000,000. The Company's initial efforts have focused on the research and development of REMUNE (through TMG) and securing sales and marketing rights in Thailand.

There can be no assurance that management will be successful in raising the necessary funds to complete the clinical trials and obtain the necessary government approvals for the manufacturing and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

NOTE E - CONCENTRATION OF CREDIT RISK

The Company has cash deposits at U. S. banks and financial institutions which exceed federally insured limits at December 31,1999. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such non-performance.

NOTE F - COMMITMENTS AND CONTINGENCIES

In January 2000, the Company entered into a non-cancelable operating lease expiring in January 2001 for office facilities and general administrative services. There was no rent expense for the period from inception (September 28, 1998) to December 31, 1999. Future minimum lease payments are $14,820 for the year ending December 31, 2000.

The Company has an employment agreement with Dr. James S. Namnath (shareholder),

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999

whereby he will serve as the Company's Chief Executive Officer. The agreement expires on December 31, 2000. Dr. Namnath's employment will be conducted under contract services with his present employer, NotesETC, Inc. until such time ("Milestone") that the Company either begins sale of REMUNE product or is approved for public trading of its common shares in the United States equity market as a reporting company; after this time, he will be directly employed by the Company on a full time basis.

Until Milestone, his compensation will be at a rate of $250 per hour but not to exceed 60 hours per month ($15,000). After Milestone, his salary will be $35,000 per month. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month.

The employment may be terminated at any time by the Company. Total amounts paid to Dr. Namnath during 1999 were $45,000.

NOTE G - CONVERTIBLE NOTES PAYABLE

During fiscal 1999, the Company sold 146.5 units at a price of $5,000 per unit to accredited investors in a private offering. Each unit consists of a $5,000 10% note of the Company due of the Company's August common stock. Each unit was convertible at the election of the holder between October 15,1999 and December 31,1999 or by election of the Company after December 31,1999. Interest accrued on each unit is convertible to common stock at the rate of $1 per share at the date of conversion. As of December 31, 1999, no units had been converted to common stock. Subsequent to December 31,1999 an additional six units were sold.

NOTE H - STOCK ISSUED FOR SERVICES

During 1999, the Company issued 460,000 shares of common stock in exchange for legal and consulting services provided. The expense related to such services, $229,200, was determined based upon the fair value of the services received.

NOTE I - RELATED PARTY TRANSACTIONS

The Churdboonchart Trinity Trust owns approximately 70% of the Company's common stock. The beneficiaries of the Churdboonchart Trinity Trust are also the majority owners of TMG.

The Company entered into a Collaboration and Supply Agreement (the "Agreement") with TMG, dated December 1,1999. Under the terms of the Agreement, the Company will pay TMG for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. During 1999, the Company paid TMG $294,000 for costs incurred under the Agreement related to the research and development of REMUNE.

The Agreement also provides that the Company make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of common class shares not to exceed 1 million shares. The requirement for the Company not to exceed one million shares in its attempt to capitalize itself was subsequently waived. The Company agrees to prepare and complete all necessary documentation required for registration of the Company with the U.S. Securities and Exchange Commission as a reporting company.

In exchange for the aforementioned conditions, TMG agrees to transfer its License and Collaboration Agreement and Stock Purchase Agreement between it and The Immune Response Corporation, dated September 15,1995, to the Company no later than the first sale of product after full regulatory approval in Thailand has been granted.

NOTE J - INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1999. At December 31,

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 1999

1999, the Company has net operating loss carryforwards available to future taxable income for federal tax purposes of approximately $900,000; such carryforwards expire in various years through 2019. Deferred tax assets include these net operating loss carryforwards as well as certain expenses that are reported for book and tax purposes in different periods. The Company has provided a valuation allowance to offset all deferred assets due to the uncertainty of realization.

         INTERIM FINANCIAL STATEMENTS FOR THE PERIOD ENDED JUNE 30, 2000

                      INDEX TO INTERIM FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----
                  BALANCE SHEETS.................................................................F-13

                  STATEMENTS OF OPERATIONS.......................................................F-14

                  STATEMENTS OF CASH FLOWS.......................................................F-15

                  NOTES TO FINANCIAL STATEMENTS..................................................F-16

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                                 BALANCE SHEETS

                                     ASSETS

                                                                                  June 30,              December 31,
                                                                                    2000                    1999
                                                                           ----------------------  ----------------------
                                                                                (unaudited)
Current Assets:
   Cash                                                                      $           33,303      $          171,485
   Subscription receivable from founding shareholders                                         -                   9,600
   Income tax refund receivable                                                          18,951                  18,951
                                                                           ----------------------  ----------------------
         Total current assets                                                            52,254                 200,036

Computer Equipment                                                                        2,100                       -
                                                                           ----------------------  ----------------------
         Total assets                                                        $           54,354       $         200,036
                                                                           ======================  ======================

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable                                                          $            2,000      $           10,343
   Accrued commissions                                                                   76,700                  73,250
   Accrued interest payable                                                              48,648                  11,345
                                                                           ----------------------  ----------------------
         Total current liabilities                                                      127,348                  94,938

Convertible Notes Payable                                                               772,500                 732,500

Stockholders' deficit:
     Convertible Preferred Stock, no par value, 1,000,000 shares
       authorized, 900 shares issued and outstanding                                     34,500                       -
     Common Stock, $0.001 par value, 50,000,000 shares authorized,
       10,226,000 shares issued and outstanding                                          10,226                  10,226
     Additional paid-in capital                                                         228,574                 228,574
     Deficit accumulated during the development stage                                (1,118,794)               (866,202)
                                                                           ----------------------  ----------------------
         Total stockholders' deficit                                                   (845,494)               (627,402)
                                                                           ----------------------  ----------------------
         Total liabilities and stockholders' deficit                         $           54,354       $         200,036
                                                                           ======================  ======================

        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS

                                                          Cumulative           Three Months             Six Months
                                                        from inception             Ended                   Ended
                                                              to                 June 30,                June 30,
                                                        June 30, 2000              2000                    2000
                                                         -----------            -----------             -----------
                                                         (unaudited)            (unaudited)             (unaudited)
Operating expenses
   Research and development                            $       (294,000)     $               -      $                 -
   General and administrative
         Acquisition costs                                     (404,200)                     -                        -
         Administrative costs                                  (288,400)               (88,485)                (216,409)
         Marketing costs                                        (78,250)                     -                        -
                                                       ----------------      -----------------      -------------------
Total operating expenses                                     (1,064,850)               (88,485)                (216,409)

Other income (expense):
   Interest income                                                3,148                     78                    1,120
   Interest expense                                             (48,647)               (18,645)                 (37,303)
   Other income                                                  (8,445)                    -                      -
                                                       ----------------      -----------------      -------------------
                                                                (53,944)               (18,567)                 (36,183)
                                                       ----------------      -----------------      -------------------
              Net Loss                                 $     (1,118,794)     $        (107,052)     $          (252,592)
                                                       ================      =================      ===================

Basic and diluted loss per common
    share                                                                    $           (0.01)     $             (0.02)
                                                                             =================      ===================
Basic and diluted weighted average common shares
    outstanding                                                                     10,226,000               10,226,000
                                                                             =================      ===================

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                            STATEMENTS OF CASH FLOWS

                                                                                 Cumulative
                                                                               from inception
                                                                                     to               Six Months Ended
                                                                               June 30, 2000           June 30, 2000
                                                                               -------------           -------------
                                                                                (unaudited)             (unaudited)
Cash flows from operating activities:
     Net loss                                                                $       (1,118,794)     $         (252,592)
     Adjustments  to  reconcile  net  loss to net  cash  used in operating activities
       Stock issued for services                                                        229,200                       -
       Loss on sale of investment                                                         8,445                       -
       Changes in assets and liabilities:
           Income tax refund receivable                                                 (18,952)                      -
           Accounts payable                                                               2,000                  (8,343)
           Accrued liabilities                                                          125,349                  40,753
                                                                                ---------------           -------------
                Net cash used in operating activities                                  (772,752)               (220,182)
                                                                                ---------------           -------------
Cash flows from investing activities:
     Purchase of fixed assets                                                            (2,100)                 (2,100)
     Purchase of investments                                                            (69,330)                      -
     Proceeds from sale of investments                                                   60,885                       -
                                                                                ---------------           -------------
                Net cash used in investing activities                                   (10,545)                 (2,100)
                                                                                ---------------           -------------
Cash flows from financing activities:
     Proceeds from issuance of convertible notes payable                                772,500                  40,000
     Proceeds from sale of convertible preferred stock                                   34,500                  34,500
     Collection of subscription receivable                                                9,600                   9,600
                                                                                ---------------           -------------
                Net cash provided by financing activities                               816,600                  84,100
                                                                                ---------------           -------------
                Net increase (decrease) in cash                                          33,303                (138,182)
Cash - beginning of period                                                                    -                 171,485
                                                                                ---------------           -------------
Cash - end of period                                                         $           33,303      $           33,303
                                                                                ===============           =============
Non-cash investing and financing activities:
   Issuance of common stock to founding shareholders in exchange
     for subscription receivable                                             $            9,600      $                -
                                                                                ===============           =============

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

The  accompanying   unaudited  financial   statements  contain  all  adjustments
(consisting only of normal recurring adjustments) which in the opinion of management are necessary to present fairly the financial position of the Company at June 30, 2000, and the results of its operations and its cash flows for the three and six month periods ended June 30, 2000. The financial statements do not include comparative second quarter information because the Company had no activity during the six month period ended June 30, 1999. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's financial statements as of December 31, 1999 and for the period from inception (September 28, 1998) to December 31, 1999, included herein.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the useful lives of the related assets, which ranges from three to five years. The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and the resulting gain or losses are included in the statement of operations.

NOTE C - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at June 30, 2000 has accumulated losses from operations amounting to $1,118,794. For the six month period ended June 30, 2000, and for the period from inception to June 30, 2000 the Company used $220,182 and $772,752, respectively, of cash in its operations. The drug therapy, REMUNE, must undergo several phases of trial testing before approval by the Thailand government can be obtained and significant commercialization of the drug can occur. This additional testing will require significant additional financing. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

The Company intends to acquire, in the near term, the rights to REMUNE and assume the related obligations specified under the Stock Purchase Agreement from TMG. The Company intends to market REMUNE in the countries where it has the rights through partner or affiliated firms, which will carry out the local regulatory requirements, distribution, and product support. The Company intends to finance the aforementioned activities through a secondary offering. The Company's initial efforts have focused on the research and development of REMUNE (through TMG) and securing sales and marketing rights in Thailand.

There can be no assurance that management will be successful in raising the necessary funds to complete the clinical trials and obtain the necessary government approvals for the manufacturing and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

NOTE D- CONVERTIBLE NOTES PAYABLE

During the six month period ended June 30, 2000, the Company sold 8 units of its convertible notes payable at a price of $5,000 per unit to accredited investors in a private placement offering. Each unit consists of a $5,000, 10% note due August 30, 2001. Each unit is convertible into 5,000 shares of the Company's common stock at the election of the Company. Interest accrued on each unit is convertible to common stock at a rate of $1 per share at the date of conversion. As of June 30, 2000, no units had been converted to common stock.

NOTE E- CONVERTIBLE PREFERRED STOCK

On June 21, 2000, the Company began to raise additional capital under a private placement offering. A maximum of 175 units at $4,000 per unit was offered in the private placement. Each unit consisted of one hundred shares of the Company's Series A Preferred Stock (the "Preferred Shares") and a non-callable common stock purchase warrant (the "Warrant"), designated "A Warrants". Each Preferred Share is convertible, at the Company's option, into 10 shares of the Company's common stock, par value $0.001 (the "Common Stock"). Each of the A Warrants entitles the registered holder to purchase up to one thousand shares of the Common Stock at a price of $4.00 per share for a period of 24 months from the date of the Private Placement Prospectus. The Preferred Shares and the Warrant included in the units will not be separately transferable until 90 days after the date of the Prospectus or such earlier date as the Company may determine. The Preferred Shares may be converted at the Company's discretion into Common Stock no later than October 1, 2000 upon the effectiveness of the Registration Statement for the shares of Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the A Warrants. The Company raised $34,500 under this private placement offering during the three months ended June 30, 2000. Subsequent to June 30, 2000, the Company raised approximately $600,000 through this private placement offering, for an aggregate of 158.5 units sold.

NOTE F- SUBSEQUENT EVENTS

The Company and Trinity Medical Group, Ltd. entered into an Assignment Agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the License and Collaboration agreement and Stock Purchase Agreement were assigned to the Company. There was no accounting recognition by the Company as a result of the transfer of the License and Collaboration
Agreement and the related Stock Purchase Agreement. The Company intends to capitalize future specified payments required under the Stock Purchase Agreement to an intangible asset (license technology) and to marketable securities, as appropriate.

On August 4, 2000, The Company assigned through a Sublicense and Supply Agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of the Company and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS


are non-exclusive. Trinity Assets Company Limited is related through common ownership. Two of the Company's directors, Inthanom John Churdboonchart and Orranart Victoria Churdboonchart, are beneficial owners of the Company's common stock and are shareholders of Trinity Assets Company Limited. The Sublicense and Supply Agreement provides that the Company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. The Company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the Sublicense and Supply Agreement, the Company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

On September 5, 2000, the Company entered into a two year employment agreement with its Chief Financial Officer, whereby the Officer will be paid a minimum annual salary of $160,000 and receive a minimum annual bonus equal to 10% of the annual salary amount. The Officer was also granted 50,000 non-statutory stock options with a term of 10 years and an exercise price of $4.00. The Officer will receive a minimum of 50,000 additional stock options on each anniversary date of the employment agreement. If the Officer is terminated without cause as defined, the minimum salary, bonus and certain other benefits must continue to be paid through the remaining term of the employment agreement.

The License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the License and Collaboration Agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On September 29, 2000, The Immune Response Corporation and the Company amended the License and Collaboration Agreement to extend the possible termination date to at least August 2001.

During the third quarter ended September 30, 2000, the Company paid Trinity Medical Group, Ltd. approximately $200,000 for costs incurred related to the research and development of the drug REMUNE. The Company anticipates that Trinity Medical Group, Ltd. or Trinity Assets Company Limited, an affiliate of the Company and Trinity Medical Group, Ltd., will incur approximately $500,000 of additional research and development cost during the third and fourth quarter of 2000 related to the drug REMUNE. The Company will pay either of these companies for such costs incurred as required by the applicable Collaboration and Supply Agreement or Sublicense and Supply Agreement.

On October 19, 2000, in connection with a Section 4(2) exempt offering, the Company issued a $500,000 convertible promissory note to an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. On the date of conversion, the Company shall also issue to the holder a warrant to purchase such number of shares of the company's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of the Company or the holder, in cash or in accordance with the aforementioned conversion

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)

                          NOTES TO FINANCIAL STATEMENTS



terms of the note. The terms of the note also prevent the Company from pledging any of its assets, including licenses, to any third party or incurring indebtedness with rank pari passu or senior to the note.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 607.0850 of the Florida Business Corporation Act also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers, directors, employees, and agents against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 607.0850 of the Florida Business Corporation Act.

         Article VII of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a officer, director, employee or agent in defending any action, suit or proceeding by reason of the fact that he or she is or was a officer, director, employee or agent of the Registrant shall be paid by the Registrant if he or she is successful in defending the suit, whether on the merits or otherwise, and such expenses may be paid by the Registrant in other situations unless such officer, director, employee or agent is adjudged liable for negligence or misconduct in the performance of his or her duties.

         Article X of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 607.0850 of the Florida Business Corporation Act to the full extent permitted by such Section 607.0850 of the Florida Business Corporation Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:

          SEC registration fees.......................................$ 4,193
          Legal fees and expenses.....................................$50,000
          Accounting fees and expenses................................$10,000
          Miscellaneous...............................................$ 5,000
                                                                      -------
          TOTAL:                                                      $69,193
                                                                      =======

RECENT SALES OF UNREGISTERED SECURITIES.

         In connection with a December 1999 private placement the company issued
154.5 notes. The notes were sold to "accredited investors", as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). The notes were sold in units. Each unit cost $5,000 and consisted of a $5,000, 10% per annum note of the company due August 31, 2001 convertible into 5,000 shares of the company's common stock, $0.001 par value, per share. The aggregate offering price was $772,500 and the company received net proceeds of approximately $756,000. The company believes that the exemption afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, is applicable to the above issuances as a transaction by an issuer not involving a public offering. The proceeds from this private placement were used to satisfy the company's initial developmental business expenses.

         In connection  with a June 2000 private  placement  the company  issued
158.5 units at $4,000 per unit. The units were sold to "accredited investors", as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). Each unit consisted of one hundred shares of the company's series A preferred stock and a non-callable common stock purchase warrant, designated "A warrants". Each preferred share is convertible, at the company's option, into 10 shares of the company's common stock, par value $0.001.

Each of the A warrants entitles the registered holder to purchase up to one thousand shares of the common stock at a price of $4.00 per share for a period of 24 months from the date of the private placement prospectus. The preferred shares and the warrant included in the units will not be separately transferable until 90 days after the date of the prospectus or such earlier date as the company may determine. The preferred shares may be converted at the company's discretion into common stock no later than October 1, 2000 upon the effectiveness of the Registration Statement for the shares of common Stock issuable upon conversion of the preferred shares and upon exercise of the A warrants. The company received net proceeds of approximately $592,000 under this private placement offering. The proceeds from this private placement will be used to meet the company's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.

         On October 19, 2000, in connection with a Section 4(2) exempt offering, the company issued a $500,000 convertible promissory note to an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. On the date of conversion, the company shall also issue to the holder a warrant to purchase such number of shares of the company's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of the company or the holder, in cash or in accordance with the aforementioned conversion terms of the note. The terms of the note also prevent the company from pledging any of its assets, including licenses, to any third party or incurring indebtedness with rank pari passu or senior to the note.

EXHIBITS.

         (A) EXHIBITS

          EXHIBIT                     DESCRIPTION

            2.1 Agreement for the Exchange of Common Stock by and among August Project III Corp.

            3.1 State of Florida Articles of Incorporation of August Project III dated July 1997

            3.2         State  of  Florida   Certificate  of  Amendment  of  the
                        Certificate  of   Incorporation  of  the  company  dated
                        January 2000

            3.3         By-Laws of the company

            4.1         Registration Rights Agreement

            4.2         Promissory Note

            4.3         Registration Rights Agreement

            4.4         Form of Common Stock Purchase Warrant

            4.5         Subscription Agreement

            4.6         Convertible Promissory Note

            5.1         Legal Opinion of Parker Chapin LLP

            10.1 Sublicense and Supply Agreement between the company and Trinity Assets Company Limited dated August 4, 2000

            10.2 Supplement to Sublicense and Supply Agreement between the company and Trinity Assets Company Limited dated August 5, 2000

            10.3        Amendment  No.  1  to  the  License  and   Collaboration
                        Agreement dated September 29, 2000

            10.4        Assignment Agreement between Trinity Medical Group, Ltd.
                        and the company dated August 3, 2000

            10.5        Gary E. Wilson's Employment Agreement

            10.6        Dr. James S. Namnath's Employment Contract

            23.1        Consent of Parker Chapin LLP (included in Exhibit 5.1)

            23.2        Consent of Independent Certified Public Accountants

UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Section 607.0850 of the Florida Business Corporation Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Rafael, State of California on October 20 , 2000.

                                     TRINITY MEDICAL GROUP USA, INC.


                                     By: /s/  James S. Namnath
                                        --------------------------------
                                     Name:  James S. Namnath
                                     Title: Chief Executive Officer and Director



                  SIGNATURE                    TITLE

/s/ Dr. Vina Churdboonchart                    President and Director             October 20, 2000
-------------------------------
Dr. Vina Churdboonchart


/s/ Inthanom John Churdboonchart               Director                           October 20, 2000
-------------------------------
Inthanom John Churdboonchart


/s/ Gary E. Wilson
----------------------------                   Executive V.P. - Finance,          October 20, 2000
Gary E. Wilson                                 Chief Financial Officer,
                                               Treasurer
